UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 27, 2013

GTx, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-50549 (Commission File Number)	62-1715807 (I.R.S. Employer Identification No.)

175 Toyota Plaza 7th Floor Memphis, Tennessee (Address of principal executive offices)	38103 (Zip Code)

Registrant’s telephone number, including area code: (901) 523-9700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05      Costs Associated with Exit or Disposal Activities.

On September 27, 2013, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of GTx, Inc. (“GTx” or the “Company”) committed to implementing a workforce reduction of 53 non-executive employees, constituting approximately 60% of the Company’s workforce. The Company notified employees affected by the workforce reduction on October 1, 2013. All affected employees will be eligible to receive, among other things, specified severance payments based on the applicable employee’s level and years of service with the Company and the continuation of group health insurance coverage through October 31, 2013. In addition, the affected employees will also be eligible for the partial acceleration of vesting of their outstanding unvested stock options and an extension of the post-termination exercise period for their outstanding vested stock options.

On August 19, 2013, the Company announced that its two pivotal Phase 3 clinical trials evaluating enobosarm 3 mg for the prevention and treatment of muscle wasting in patients with advanced non-small cell lung cancer failed to meet the overall criteria for the co-primary responder endpoints of lean body mass and physical function as agreed upon with the United States Food and Drug Administration. The Company is undertaking the workforce reduction to reduce its expenses and preserve capital while determining the appropriate path forward for enobosarm 3 mg and completing the Company’s current Phase 2 clinical trials of enobosarm 9 mg to treat breast cancer and GTx-758 (Capesaris®) to treat advanced prostate cancer. The Company expects to complete the workforce reduction by the end of October 2013.

As a result of the workforce reduction, the Company estimates that it will record in the fourth quarter of 2013, a one-time severance-related charge totaling approximately $1.3 million. The Company does not expect to record a non-cash charge related to the modification of outstanding stock options in connection with the workforce reduction. The severance-related charge, which is expected to represent cash expenditures that the Company expects to incur in connection with the workforce reduction, is subject to a number of assumptions, and actual results may differ materially. The Company may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction.

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Officer Resignation

On September 27, 2013, Mark E. Mosteller, the Company’s Vice President, Chief Financial Officer and Treasurer, notified GTx of his intent to resign from the Company, effective December 31, 2013, to pursue other interests. Mr. Mosteller is resigning his position in good standing with GTx, having served as a senior officer of the Company for in excess of twelve years.

Executive Compensation Arrangements

Executive Base Salary Reductions

In connection with the workforce reduction reported under Item 2.05 above and as part of the Company’s efforts to reduce its expenses and preserve capital, the Compensation Committee approved the following salary reductions for the below-identified executive officers, in each case effective October 1, 2013:

Executive Officer	Title	Pre-Reduction Annual Base Salary ($)	Annual Base Salary Effective October 1, 2013 ($)
Mitchell S. Steiner	Chief Executive Officer and Vice-Chairman of the Board	565,110	452,088
Marc S. Hanover	President and Chief Operating Officer	491,646	393,317
James T. Dalton	Vice President, Chief Scientific Officer	430,560	375,000

Retention Compensation Arrangements

As part of the Company’s efforts to retain the essential employees continuing with GTx following the workforce reduction reported under Item 2.05 above, the Company implemented the following retention benefits and arrangements applicable to its continuing executive officers (except that, as noted below, neither Dr. Steiner nor Mr. Hanover are eligible to receive any retention cash bonuses and they were not granted the retention equity awards that were granted to the Company’s other continuing executive officers):

Retention Bonus Program

Cash Bonuses. Pursuant to a Retention Bonus Program approved by the Compensation Committee on September 27, 2013, James T. Dalton, the Company’s Vice President, Chief Scientific Officer, and Henry P. Doggrell, the Company’s Vice President, Chief Legal Officer and Secretary, will be entitled to a cash retention bonus equal to 50% of the then current base salary of the applicable executive officer if the executive officer remains an employee of GTx through the earlier to occur of (i) the end of business on May 31, 2014, (ii) an involuntary termination of employment by the Company (excluding a termination for cause (as defined in the applicable form of retention benefits agreement) or a voluntary resignation), and (iii) a change of control of GTx (as defined in the applicable form of retention benefits agreement). In addition, in connection with the adoption of the Retention Bonus Program, the Compensation Committee suspended cash bonus award eligibility under the GTx, Inc. Executive Bonus Compensation Plan until such time as the Compensation Committee determines to re-instate such eligibility. Accordingly, all executive officers of GTx cease to be eligible for a performance bonus award under the GTx, Inc. Executive Bonus Compensation Plan for 2013.

Option Modifications. On September 27, 2013, the Compensation Committee also approved the modification of all then outstanding stock options held by the Company’s continuing employees (including all of the Company’s executive officers continuing with the Company) as part of the Retention Bonus Program. As approved by the Compensation Committee, each such outstanding stock option will be modified to provide that if the applicable executive officer’s service continues through the earlier to occur of (i) the end of business on May 31, 2014, and (ii) an involuntary termination of employment by the Company (excluding a termination for cause (as defined in the applicable form of retention benefits agreement) or a voluntary resignation) (the “Determination Date”), then, as of the Determination Date: (i) an additional number of shares subject to such option will immediately vest as if the applicable executive’s service had continued through January 1, 2015 and (ii) the period during which the vested portion of such options will generally expire will be extended from 90 days to six months after the executive officer’s termination of service (subject to further extension under certain circumstances per the original terms of the stock option awards), subject in each case to the earlier expiration of the original term of the applicable stock option award.

Extended Post-Termination Health Coverage Benefit.  On September 27, 2013, the Compensation Committee approved the provision of extended health insurance coverage benefits to all continuing employees of the Company (including all of the Company’s executive officers continuing with the Company) as part of the Retention Bonus Program. As approved by the Compensation Committee, if an executive officer’s service continues through the end of business on May 31, 2014 and thereafter such service is terminated for any reason (other than for cause, as defined in the applicable form of retention benefits agreement), including a voluntary termination, then such executive officer will be entitled to monthly premium payments from GTx to continue such executive officer’s health insurance coverage through December 31, 2014 (or, if earlier, the date on which the executive officer becomes eligible for coverage under the group health insurance of a subsequent employer or is otherwise no longer eligible for such continued coverage).  In addition, if an executive officer’s service is terminated by the Company prior to June 1, 2014 for any reason (other than for cause, as defined in the applicable form of retention benefits agreement), then such executive officer will be entitled to the monthly premium payments described in the preceding sentence. No such benefits will be provided to any employee or executive officer who voluntarily resigns prior to June 1, 2014.

The foregoing is only a brief description of the material terms of the Retention Bonus Program, does not purport to be complete, and is qualified in its entirety by reference to the applicable forms of retention benefits agreement that will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2013.

Equity Grants

On September 27, 2013, the Compensation Committee approved the grant of stock options and restricted stock units (“RSUs”) under the Company’s 2013 Equity Incentive Plan (the “2013 EIP”) to Messrs. Dalton and Doggrell. The number of shares of GTx common stock underlying the grants, which grants were made effective on October 1, 2013 (the “Grant Date”), is set forth in the table below:

Executive Officer	Title	Shares of GTx common stock underlying Stock Options (#)	Shares of GTx common stock underlying RSUs (#)
James T. Dalton	Vice President, Chief Scientific Officer	100,000	100,000
Henry P. Doggrell	Vice President, Chief Legal Officer and Secretary	100,000	100,000

The stock options issued on the Grant Date have an exercise price equal to the fair market value of GTx common stock on the Grant Date, as determined in accordance with the terms of the 2013 EIP, and have a term of 10 years. Each of the stock options and the RSUs will vest in full on the earlier to occur of (i) June 1, 2014, (ii) an involuntary termination of the award holder’s continuous service by the Company other than for cause (as defined in the applicable form of award agreement) and (iii) a change of control of GTx (as defined in the applicable form of award agreement), except that vesting will not occur in the event of a voluntary resignation or involuntary termination for cause occurring prior to any of these events. As a general matter, the vested portion of the stock options will expire six months after the applicable executive officer’s last day of service. The foregoing is only a brief description of the material terms of the stock options and RSUs granted to the above-named executive officers, does not purport to be complete, and is qualified in its entirety by reference to (i) the 2013 EIP, previously filed as Exhibit 99.1 to the Company’s registration statement on Form S-8 (File No. 333-188377) filed on May 6, 2013, (ii) the related form of stock option grant notice and form of stock option agreement for the retention stock option awards that will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2013, and (iii) the related form of restricted stock unit grant notice and form of restricted stock unit award agreement that will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2013.

As a result of Mr. Mosteller’s pending resignation, he is not a participant in the compensation arrangements discussed above under “Executive Compensation Arrangements—Retention Compensation Arrangements.”

Forward-Looking Information is Subject to Risk and Uncertainty

This current report on Form 8-K contains forward-looking statements based upon GTx’s current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, statements related to the expected charges and related cash expenditures that the Company expects to incur and not to incur in connection with the workforce reduction, the timing for completion of the workforce reduction, and the Company’s plans to focus on determining the appropriate path forward for enobosarm 3 mg and completing the Company’s current Phase 2 clinical trials of enobosarm 9 mg and GTx-758 (Capesaris®). GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks (i) that the workforce reduction charges, costs and expenditures may be greater than currently anticipated; (ii) related to the impact of the workforce reduction on the Company’s business and unanticipated charges not currently contemplated that may occur as a result of the workforce reduction; (iii) that clinical trials being conducted by GTx may not be completed on schedule, or at all, or may otherwise be suspended or terminated; or (iv) that GTx could utilize its available cash resources sooner than it currently expects and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product candidate development programs. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this current report on Form 8-K. GTx’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on July 22, 2013 contains under the heading, “Risk Factors”, a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTx, Inc.

Date:	October 1, 2013	By:	/s/ Henry P. Doggrell
			Name:	Henry P. Doggrell
			Title:	Vice President, Chief Legal Officer and Secretary